Exhibit 99.1

Worksport Reports Consecutive Months of Record-Breaking Revenues, Gross Margin Improves by 25%

Company Reports All-Time-High Revenue in May 2025 (Following Record April 2025 Sales) as Gross Margins Rise 25% from Q1 2025 Levels; Growth Momentum Expected to Continue

West Seneca, New York, June 23, 2025 — Worksport Ltd. (NASDAQ: WKSP) (“Worksport” or the “Company”), a U.S. based manufacturer and innovator of hybrid and clean energy solutions for the light truck, overlanding, and global consumer goods sectors, today announced that May 2025 sales reached $1.28 million, marking the Company’s second consecutive month of record-breaking revenue (non-audited). Gross Margins continue to improve notably, as Worksport’s Made-in-USA cover line continues to gain significant traction.

Worksport’s April and May 2025 revenues alone have surpassed total Q1 2025 revenue, signaling strong momentum entering the second half of the year.

●	Gross Margin Expansion: May gross margins improved 25% over Q1 2025 levels, bringing margins closer to 23%, driven by the Company’s focus on higher-value branded products and greater operational efficiency at its New York manufacturing facility, where products use over 90% domestic content. Management projects gross margins to trend toward 30% by year-end, reflecting expected scale benefits and continued cost optimizations. Company expects cash-flow positivity to be achieved towards year-end.

●	Distribution Network and Growth Outlook: Worksport’s active dealer network has expanded from 94 in Q4 2024 to over 550 today, including two major national distributors added this spring. Management expects June 2025 to deliver another strong month as two recently onboarded national distributors ramp up ordering.

Steven Rossi, CEO of Worksport Ltd., commented:

“The month of May marks another record, reinforcing that our American-made tonneau covers and strategic B2B expansion are delivering real, repeatable results. We expect June 2025 to be even stronger as our newest national distributors ramp up orders. With our SOLIS and COR clean-tech products launching this fall, we believe 2025 will prove to be another breakout year that firmly sets Worksport on a path to long-term growth with a keen focus on strong EBITA.”

2025 Revenue and Profitability Outlook

Building on revenue of $1.5 million in 2023 and $8.5 million in 2024, Worksport projects reaching approximately $20 million by year-end 2025 — a scale designed to deliver cash flow positivity and support sustained profitability. Notably, the Company’s current market capitalization remains below this year’s projected revenue, highlighting what management views as a meaningful investment opportunity.

Further upside is expected with the anticipated fall 2025 launch of the SOLIS solar tonneau cover and COR portable nano-grid power system, targeting multi-billion-dollar clean energy and portable power markets. Management believes these high-margin, IP-protected products will accelerate significant consistent growth for the years ahead.

For further information:

Investor Relations, Worksport Ltd. T: 1 (888) 554-8789 -128

W: investors.worksport.com W: www.worksport.com E: investors@worksport.com

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About Worksport

Worksport Ltd. (Nasdaq: WKSP), through its subsidiaries, designs, develops, manufactures, and owns the intellectual property on a variety of tonneau covers, solar integrations, portable power systems, and clean heating & cooling solutions. Worksport has an active partnership with Hyundai for the SOLIS Solar cover. Additionally, Worksport’s hard-folding cover, designed and manufactured in-house, is compatible with all major truck models and is gaining traction with newer truck makers including the electric vehicle (EV) sector. Worksport seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and Cold-Climate Heat Pump (CCHP) technology. Terravis Energy’s website is terravisenergy.com.

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